                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 29, 2003


                          INVERESK RESEARCH GROUP, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

      DELAWARE                       000-49765                43-1955097
--------------------------------------------------------------------------------
(State or Other Jurisdiction       (Commission               (IRS Employer
      of Formation)                File Number)          Identification Number)

                 11000 WESTON PARKWAY, SUITE 100, CARY, NC 27513
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)


        Registrant's Telephone Number, Including Area Code (919) 460-9005
                                                           --------------

                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

On July 29, 2003, Inveresk Research Group, Inc. ("Inveresk") acquired PharmaResearch Corporation, a Delaware corporation ("PharmaResearch"), pursuant to an Agreement and Plan of Merger, dated as of July 29, 2003, by and among Inveresk, Tango Acquisition Corporation ("Tango"), a Delaware corporation and a wholly-owned subsidiary of Inveresk, PharmaResearch and William Blair Capital Partners V, L.P. as stockholders' representative (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, Tango was merged with and into PharmaResearch, with PharmaResearch surviving as a wholly-owned subsidiary of Inveresk. By completing the merger, Inveresk acquired all of the outstanding capital stock of PharmaResearch and its two wholly-owned subsidiaries Pharma Clinical Research Limited and PharmaResearch Corporation PTY. LTD. in an all cash transaction for an aggregate purchase price of $43.9 million consisting of a transaction price of $37.1 million, acquisition costs of approximately $0.7 million and $6.1 million in respect of cash acquired and other changes in working capital. The acquisition price was based on the parties' determination of the fair value of PharmaResearch and the terms of the Merger Agreement were derived from arms-length negotiations among the parties.

Other than offers to or agreements with certain PharmaResearch personnel regarding post-acquisition employment on terms similar to those of other Inveresk employees providing equivalent services, at the time of the acquisition there were no material relationships between PharmaResearch or any of its stockholders and Inveresk or any of its affiliates, any director or officer of Inveresk, or any associate of such director or officer.

The acquisition was financed with borrowings under a new $150 million syndicated bank credit facility obtained by Inveresk in July 2003. Borrowings under the new facility were used both to finance the acquisition and to repay all outstanding indebtedness under Inveresk's prior bank credit facility.

The foregoing description of the terms of the Merger Agreement does not purport to be a complete statement of the parties' rights and obligations thereunder, and is qualified in its entirety by reference to the definitive Merger Agreement, a copy of which was filed as Exhibit 2.1 to Inveresk's Current Report on Form 8-K filed on July 31, 2003 and incorporated herein by reference. Certain additional matters relating to the merger are described in Inveresk's press release dated July 29, 2003 which was filed as Exhibit 99.1 to Inveresk's Current Report on Form 8-K filed on July 31, 2003 and incorporated herein by reference.

         The acquisition of PharmaResearch has enabled Inveresk to increase significantly the scale and service capabilities of its North American clinical development operations, has expanded its client roster in that sector and is expected to result in significant annual cost savings.

         Certain audited and unaudited consolidated financial statements of PharmaResearch and its subsidiaries are included in this Report on Form 8-K pursuant to Item 7. Inveresk expects that PharmaResearch's operating performance will improve significantly in the second half of 2003 from its performance during the six months ended June 30, 2003 because of improved operating conditions and the elimination of certain non-recurring charges incurred in the first half of 2003. Based on its integration plan for the clinical development operations of Inveresk and PharmaResearch, Inveresk expects to realize annualized, pre-tax cost savings of between $5.0 and 6.0 million in 2004 and beyond following the restructuring of the enlarged operations, which has now been implemented. It is anticipated that employees formerly based at the Morrisville, North Carolina offices of PharmaResearch will move to Inveresk's facility in Cary, North Carolina by January, 2004.

         Part of the cost savings arising from the PharmaResearch acquisition will be borne by certain of the original Inveresk businesses. As a result, Inveresk expects to record a one-time charge for restructuring costs of up to $2.0 million (pre-tax) in the third and fourth quarter of 2003. These charges will include the write-off of deferred debt issue costs in connection with the repayment of Inveresk's prior bank credit facility at the time of the PharmaResearch acquisition.

         Statements contained in this report that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Factors that might cause such a difference include, but are not limited to, risks associated with: the reduction in research and development activities by pharmaceutical and biotechnology clients, changes in government regulations, the effects of interest and foreign exchange rate fluctuations, our ability to attract and retain employees, the loss or delay of contracts due to economic uncertainty or other factors, our ability to efficiently manage backlog, our ability to expand our business through strategic acquisitions, competition within the industry and the potential adverse impact of health care reform. Further information about these risks and uncertainties can be found in the information included in the Inveresk's recent filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed on September 15, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2003.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS

         (A)   FINANCIAL STATEMENTS

                           PharmaResearch Corporation

                        Consolidated Financial Statements

                  Years ended December 31, 2002, 2001 and 2000




                                    CONTENTS

Report of Independent Auditors
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Redeemable Preferred Stock and Shareholders' Equity Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

                         Report on Independent Auditors

The Board of Directors
PharmaResearch Corporation

We have audited the accompanying consolidated balance sheets of PharmaResearch Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, redeemable preferred stock and shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PharmaResearch Corporation and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the financial statements, the Company changed its method of presenting "Out-of-Pocket" Expenses Incurred in 2002.

March 21, 2003                                      /s/    Ernst & Young LLP
except for Note 14, as to which                          _______________________
the date is July 29, 2003                                    Raleigh, NC

                           PharmaResearch Corporation

                           Consolidated Balance Sheets

                                                                                                 DECEMBER 31
                                                                                          2002                2001
                                                                                      ------------        ------------
ASSETS
Current assets:

   Cash and cash equivalents                                                          $  8,874,678        $ 12,137,590
   Accounts receivable and unbilled services, net                                        9,733,939           8,855,401
   Federal income tax deposit receivable                                                 1,628,097                  --
   Prepaid expenses and other current assets                                               725,986             540,847
   Deferred taxes                                                                          143,648             248,233
                                                                                      ------------        ------------
Total current assets                                                                    21,106,348          21,782,071

Property and equipment, net                                                              2,601,190           2,191,487
Deferred taxes                                                                             474,554           1,330,764
                                                                                      ------------        ------------
Total assets                                                                          $ 24,182,092        $ 25,304,322
                                                                                      ============        ============
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                                              $  3,540,155        $  2,871,677
   Unearned income                                                                       6,861,655           9,459,056
   Obligations under capital leases                                                        206,152             223,621
   Income tax payable                                                                      181,872             537,497
                                                                                      ------------        ------------
Total current liabilities                                                               10,789,834          13,091,851

Note payable to affiliate                                                                       --           1,750,000
Obligations under capital leases                                                            37,545             246,693

Class A Redeemable Preferred Stock, 5,010,512 shares authorized, issued and
   outstanding at December 31, 2002 and 2001                                             9,300,486           7,150,000

Shareholders' equity:
   Common Stock, $.01 par value, authorized 20,000,000 shares, 7,511,291 shares
     issued and outstanding at December 31, 2002 and 2001                                   75,113              75,113
   Additional paid-in capital                                                              995,169             995,169
   Accumulated earnings                                                                  3,007,377           2,057,218
   Foreign currency translation adjustments                                                (23,432)            (61,722)
                                                                                      ------------        ------------
Total shareholders' equity                                                               4,054,227           3,065,778
                                                                                      ------------        ------------
Total liabilities, redeemable preferred stock and shareholders'
   equity                                                                             $ 24,182,092        $ 25,304,322
                                                                                      ============        ============

See accompanying notes.

                           PharmaResearch Corporation

                      Consolidated Statements of Operations


                                                        YEAR ENDED DECEMBER 31
                                               2002              2001              2000
                                           ------------      ------------      ------------
Revenue:                                   $ 40,598,942      $ 31,922,869      $ 29,824,953

Cost and expenses:
   Direct costs                              23,050,211        17,132,116        15,235,304
   Selling, general and administrative       12,751,482        10,565,897         9,547,147
                                           ------------      ------------      ------------
                                             35,801,693        27,698,013        24,782,451
                                           ------------      ------------      ------------
Income from operations                        4,797,249         4,224,856         5,042,502
Other income (expense):
   Interest expense                             (89,667)         (208,886)         (236,477)
   Interest income                              181,055           286,373           380,309
   Other income                                 112,403            24,160            61,511
                                           ------------      ------------      ------------
                                                203,791           101,647           205,343
                                           ------------      ------------      ------------
Income before income taxes                    5,001,040         4,326,503         5,247,845
Income taxes                                  1,900,395         1,464,792           305,455
                                           ------------      ------------      ------------
Net income                                 $  3,100,645      $  2,861,711      $  4,942,390
                                           ============      ============      ============


See accompanying notes.

                           PharmaResearch Corporation

                 Consolidated Statements of Redeemable Preferred
                         Stock and Shareholders' Equity


                                             CLASS A                                                  OTHER
                                            REDEEMABLE                ADDITIONAL    ACCUMULATED    COMPREHENSIVE      TOTAL
                                            PREFERRED      COMMON      PAID-IN        EARNINGS        INCOME       SHAREHOLDERS'
                                              STOCK        STOCK       CAPITAL       (DEFICIT)        (LOSS)          EQUITY
                                            ----------     -------     --------     -----------      ---------      -----------
Balance at December 31, 1999                $7,150,000     $75,113     $995,169     $(5,746,883)     $(176,216)     $(4,852,817)

   Foreign currency translation                     --          --           --              --        153,633          153,633
   Net income                                       --          --           --       4,942,390             --        4,942,390
                                                                                                                    -----------
   Comprehensive income                             --          --           --              --             --        5,096,023
                                            ----------     -------     --------     -----------      ---------      -----------
Balance at December 31, 2000                 7,150,000      75,113      995,169        (804,493)       (22,583)         243,206

   Foreign currency translation                     --          --           --              --        (39,139)         (39,139)
   Net income                                       --          --           --       2,861,711             --        2,861,711
                                                                                                                    -----------
   Comprehensive income                             --          --           --              --             --        2,822,572
                                            ----------     -------     --------     -----------      ---------      -----------
Balance at December 31, 2001                 7,150,000      75,113      995,169       2,057,218        (61,722)       3,065,778
   Accretion of Class A Preferred Stock
     dividend                                2,150,486          --           --      (2,150,486)            --       (2,150,486)

   Foreign currency translation                     --          --           --              --         38,290           38,290
   Net income                                       --          --           --       3,100,645             --        3,100,645
                                                                                                                    -----------
   Comprehensive income                             --          --           --              --             --        3,138,935
                                            ----------     -------     --------     -----------      ---------      -----------
Balance at December 31, 2002                $9,300,486     $75,113     $995,169     $ 3,007,377      $ (23,432)     $ 4,054,227
                                            ==========     =======     ========     ===========      =========      ===========

See accompanying notes.

                           PharmaResearch Corporation

                      Consolidated Statements of Cash Flows

                                                                         YEAR ENDED DECEMBER 31
                                                               2002                2001                2000
                                                           ------------        ------------        ------------
OPERATING ACTIVITIES
Net income                                                 $  3,100,645        $  2,861,711        $  4,942,390
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation and amortization                            999,133             808,918             760,507
       Deferred taxes                                           960,794            (189,482)         (1,389,515)
       Gain from release of debt                               (100,000)                 --                  --
       Loss on the sale of property and equipment                    --                  --              25,898
       Changes in operating assets and liabilities:
          Accounts receivable                                  (878,538)         (2,412,710)           (679,547)
          Prepaid expenses and other current assets            (185,138)            (34,799)            (51,020)
          Accounts payable and accrued expenses                 668,478             672,732             744,842
          Income tax receivable                              (1,628,097)                 --                  --
          Income taxes payable                                 (355,625)            394,804             142,693
          Unearned income                                    (2,597,401)          3,463,296          (1,964,443)
                                                           ------------        ------------        ------------
Net cash (used in) provided by operating activities             (15,749)          5,564,470           2,531,805

INVESTING ACTIVITIES

Purchases of property and equipment                          (1,408,836)           (765,366)         (1,022,460)
                                                           ------------        ------------        ------------
Net cash used in investing activities                        (1,408,836)           (765,366)         (1,022,460)

FINANCING ACTIVITIES

Payment of long-term debt obligations                        (1,650,000)                 --                  --
Payment of capital lease obligations                           (226,617)           (199,602)            (98,673)
Proceeds from capital lease                                          --             104,962             372,853
                                                           ------------        ------------        ------------
Net cash used in financing activities                        (1,876,617)            (94,640)            274,180
                                                           ------------        ------------        ------------
Effect of exchange rate changes on cash                          38,290             (39,139)            153,633
                                                           ------------        ------------        ------------
Net (decrease) increase in cash and cash equivalents         (3,262,912)          4,665,325           1,937,158
Cash and cash equivalents at beginning of year               12,137,590           7,472,265           5,537,107
                                                           ------------        ------------        ------------
Cash and cash equivalents at end of year                   $  8,874,678        $ 12,137,590        $  7,472,265
                                                           ============        ============        ============
SUPPLEMENTAL CASH FLOW INFORMATION

Interest paid                                              $     89,667        $    205,499        $    187,805
                                                           ============        ============        ============


See accompanying notes.

                           PharmaResearch Corporation

                   Notes to Consolidated Financial Statements

                                December 31, 2002

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

PharmaResearch Corporation (the "Company"), was founded on March 31, 1995 and began operations on July 1, 1995. The Company's main focus is the conduct and management of clinical trials for the pharmaceutical and biotechnology industries in the therapeutic areas of antiviral, anti-infective, oncology, endocrinology, neurology, respiratory, dermatology, as well as biostatistics and data management, regulatory, phase IV studies and outcomes research.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

Revenue from contracts is recorded as costs are incurred on the basis of the relationship between costs incurred and total estimated costs (percentage-of-completion method of accounting). The Company's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable and unbilled services balance. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Certain contracts contain provisions for price redetermination for cost overruns. Such redetermined amounts are included in service revenue when realization is assured and the amounts can be reasonably determined. In the period in which it is determined that a loss will result from the performance of a contract, the entire amount of the estimated ultimate loss is charged against income.

Most of the Company's contracts are fixed price, with some variable components, and range in duration from a few months to several years. Generally, a portion of the contract fee is paid at the time the project is initiated with performance-based installments payable over the contract duration. Most contracts are terminable upon 30-90 days' notice by the client, and typically provide for termination or winding-down fees. Also, some client contracts call for the client to reimburse the Company at cost for certain items such as investigator payments and travel.

UNBILLED SERVICES AND UNEARNED INCOME

In general, prerequisites for billings are established by contractual provisions including predetermined payment schedules, the achievement of contract milestones or submission of appropriate billing detail. Unbilled services arise when services have been rendered but clients have not been billed. Similarly, unearned income represents prebillings for services that have not yet been rendered.

PROPERTY AND EQUIPMENT

Property and equipment are carried at historical cost and are depreciated using accelerated methods over the estimated lives of the assets ranging from five to seven years.

ADVERTISING

The cost of advertising is expensed as incurred. The Company incurred approximately $42,000, $15,000 and $10,000 in advertising expense during the years ended December 31, 2002, 2001 and 2000, respectively.

INCOME TAXES

The Company accounts for income taxes using the liability method. Deferred income taxes are provided for temporary differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

FOREIGN CURRENCIES

Assets and liabilities recorded in foreign currencies on the books of foreign subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are recorded at average rates of exchange during the year. Translation adjustments resulting from this process are charged or credited to equity as other comprehensive income (loss). Gains and losses on foreign currency transactions are included in other income (expense).

STOCK-BASED COMPENSATION

The Company accounts for its incentive stock option plan in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to recognize as expense the fair value of all stock-based awards on the date of grant, or continue to apply the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123." This statement amends FASB Statement No. 123 "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effects of the method used on reported results (see below). The standard is effective beginning with these financial statements and the provisions have been adopted herein.

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below for the year ended December 31:

                                    2002                2001           2000
                                -----------          -----------    -----------
       Net income:
         As reported            $ 3,100,645          $ 2,861,416    $ 4,942,390
         Pro forma              $ 2,982,193          $ 2,585,724    $ 4,647,699

2. REVISIONS TO PRIOR FINANCIAL STATEMENTS

Certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 financial statement presentation. These reclassifications had no effect on previously reported net income or shareholders' equity.

The Company adopted EITF Issue 01-14 ("EITF 01-14"), "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred," which requires companies to report reimbursed costs as part of gross revenues. As such, the Company has reported reimbursed costs as revenue and direct costs for 2002, 2001 and 2000. These reimbursed costs totaled approximately $5 million, $3.1 million and $3.0 million in 2002, 2001 and 2000, respectively.

3. SIGNIFICANT CUSTOMERS

Revenue from individual customers greater than 10% of total revenue is as follows:

                                                                   2002              2001             2000
                                                                   ----              ----             ----
       Customer A                                                    18%              42%               38%
       Customer B                                                    21%              10%                *
       Customer C                                                     *                *                15%

* Below 10% of total revenue.

4. ACCOUNTS RECEIVABLE AND UNBILLED SERVICES

Accounts receivable consist of the following at December 31:

                                               2002               2001
                                               ----               ----
Trade:
   Billed .............................   $  7,675,498       $  7,525,891
   Unbilled services ..................      2,453,618          1,649,572
                                          ------------       ------------
                                            10,129,116          9,175,463
Allowance for uncollectible accounts ..       (395,177)          (393,323)
Other .................................             --             73,261
                                          ------------       ------------
                                          $  9,733,939       $  8,855,401
                                          ============       ============

The Company provides professional services involved in the development, testing, approval and marketing of new drugs. Substantially all of the Company's accounts receivable are due from companies in the pharmaceutical and biotechnology industries located in the U.S.

5. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                                         2002              2001
                                                         ----              ----
Furniture and fixtures ...........................   $ 1,451,273       $ 1,371,858
Equipment and software ...........................     4,623,424         3,866,775
Leasehold improvements ...........................       547,336           467,366
Capitalized software licenses ....................       492,802                --
                                                     -----------       -----------
                                                       7,114,835         5,705,999
Less: accumulated depreciation and amortization ..    (4,513,645)       (3,514,512)
                                                     -----------       -----------
                                                     $ 2,601,190       $ 2,191,487
                                                     ===========       ===========

Depreciation expense and amortization of capital lease expense for 2002, 2001 and 2000 was $999,133, $808,918 and $760,507, respectively.

6. CREDIT ARRANGEMENTS AND DEBT

As of December 31, 2001, the Company entered into a $3 million line of credit agreement with a commercial bank. The line expires on July 31, 2003. Interest is payable monthly on outstanding balances beginning February 1, 2001. The line of credit bears interest at a rate per annum equal to the monthly LIBOR Index for the applicable interest period plus 2.25%. The note is collateralized by the Company's accounts receivable, equipment and cash. As of December 31, 2002, there have been no borrowings on the line of credit.

The Company borrowed $1,750,000 from a shareholder. Interest was charged at the prime rate plus 1.5% and was payable quarterly. The loan was collateralized by the Company's accounts receivable, contracts and cash. As an inducement to investing in the Company, the shareholder subordinated his rights to repayment to the shareholders of the Company's Class A Preferred Stock. The loan could not be repaid until the Class A Preferred Stock is redeemed or the loan's maturity date which is the earlier of (a) September 1, 2002, assuming the Class A Preferred Stock has been redeemed, or (b) thirty (30) days following the closing of the Company's initial public offering of common stock.

During 2002, an agreement waiving the subordination agreement was signed ("waiver"). Upon execution of the waiver, the shareholder agreed to accept $1,650,000 as full payment and total satisfaction of the debt. During 2002, the Company paid $1,650,000 to pay off the outstanding debt. The gain from the modification of the original debt agreement is included in other income in the consolidated Statements of Operations.

7. SHAREHOLDERS' EQUITY

The Company's authorized capital stock consists of 5,010,512 shares of Class A Redeemable Preferred Stock, par value $.01 per share ("Class A Preferred") and 20,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

Holders of Class A Preferred and Common Stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders, and the holders of both classes of stock vote together as a single class.

Holders of Class A Preferred are entitled to a preferential payment ("Yield") in the amount of 5% per year on the original cost paid for the shares ($1.427 per share). The Yield accumulates until such time as distributions are made by the Company as described in the following paragraph.

In the event that there exists any Unpaid Yield or Unreturned Original Cost with respect to any outstanding shares of Class A Preferred three months after the first to occur of (a) August 15, 2002, (b) the occurrence of a change in ownership, (c) an initial public offering with gross offering value of at least $20,000,000 or (d) bankruptcy, then the Corporation shall make, at the option of the holders of a majority of the Class A Preferred, a Distribution to the holders of Class A Preferred in an amount equal to the sum of the Unpaid Yield and Unreturned Original Cost of all shares of Class A Preferred then outstanding. After the payment of all accumulated and unpaid yield and the original cost of Class A Preferred, the Class A Preferred converts into Common Stock at a ratio of 1:1.

The accumulated Yield and the original cost of the Class A Preferred is reflected as a mezzanine debt in the consolidated balance sheet. As of December 31, 2002, the amount of $2,150,486 was recorded in respect of the accumulated Yield due related to the Class A Preferred Stock. This amount had increased to $2,463,333 by July 29, 2003 when the Corporation became a subsidiary of Inveresk Research Group, Inc. The whole amount of the preferred stock was redeemed immediately following the acquisition for a total consideration of $9,613,333 representing the aggregate of the Unpaid Yield and the Unreturned Original Cost.

There are 9,904,153 shares of common stock reserved as of December 31, 2002 reserved for the following purposes:

Benefit of employees under the Incentive and Executive Stock Option Plans ..   4,893,641
Redemption of the preferred shares outstanding .............................   5,010,512
                                                                               ---------
                                                                               9,904,153
                                                                               =========

8. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowance is established, when necessary, to reduce deferred tax assets to amounts expected to be realized.

Net income before income taxes at December 31 consists of:

                2002            2001            2000
                ----            ----            ----
U.S. .....   $4,235,873      $3,429,834      $4,931,640
Foreign ..      765,167         896,669         316,205
             ----------      ----------      ----------
Total ....   $5,001,040      $4,326,503      $5,247,845
             ==========      ==========      ==========

The components of the income tax provision are as follows for the year ended December 31:

                       2002             2001              2000
                       ----             ----              ----
Current:
  Federal ......   $   563,876      $ 1,314,103       $ 1,308,735
  Foreign ......       189,074           11,165            66,193
  State ........       186,651          328,916           320,042
                   -----------      -----------       -----------
Total current ..       939,601        1,654,184         1,694,970
Deferred .......       960,794         (189,482)       (1,389,515)
                   -----------      -----------       -----------
Total ..........   $ 1,900,395      $ 1,464,702       $   305,455
                   ===========      ===========       ===========

Components of deferred taxes are as follows at December 31:

                                     2002             2001
                                     ----             ----
Deferred tax assets:
   Current:
       Accounts receivable ...   $  151,900       $  155,559
       Accrued vacation ......       52,477           92,674
       Accrued bonus .........      (60,729)              --
                                 ----------       ----------
       Total current .........      143,648          248,233

   Non-current:
       Deferred revenue ......      474,554        1,330,764
                                 ----------       ----------
       Total non-current .....      474,554        1,330,764
                                 ----------       ----------
 Total deferred tax asset ....      618,202        1,578,997
                                 ----------       ----------
 Net deferred tax liability ..           --               --
                                 ----------       ----------
 Net deferred taxes ..........   $  618,202       $1,578,997
                                 ==========       ==========

9. LEASES

The Company placed into service approximately $104,000 and $373,000 of assets through capital leases in 2001 and 2000 respectively. Assets held under capital leases and the related accumulated depreciation consist of the following at December 31:

                                        2002            2001
                                        ----            ----
Equipment ........................   $ 590,331       $ 590,331
Furniture and fixtures ...........     263,689         263,689
Less:  accumulated amortization ..    (551,023)       (406,418)
                                     ---------       ---------
Equipment, net ...................   $ 302,997       $ 447,602
                                     =========       =========

Amortization of assets recorded under capital leases was $144,605, $186,737 and $161,302 for 2002, 2001 and 2000 respectively. These amounts are included in depreciation expense.

The Company leases office space and certain office equipment under operating leases. Some leases contain renewal options. Rent expense for 2002, 2001 and 2000 was $1,923,328, $1,774,789 and $1,482,350, respectively.

Future minimum lease payments under operating leases and the present value of future minimum capital lease payments at December 31, 2002 are as follows:

                                                             CAPITAL LEASES    OPERATING LEASES
                                                             --------------    ----------------
2003 .....................................................     $  204,247         $1,676,212
2004 .....................................................         37,545          1,127,162
2005 .....................................................             --            945,145
2006 .....................................................             --            907,173
2007 .....................................................             --            909,445
Thereafter ...............................................             --          2,426,802
                                                               ----------         ----------
Total minimum lease payments .............................        241,792         $7,991,939
                                                                                  ==========
Less:  amounts representing interest .....................         14,208
                                                               ----------
Present value of minimum lease payments ..................        227,584
Less current portion of obligations under capital leases .        206,152
                                                               ----------
Total lease payments .....................................     $   21,432
                                                               ==========

10. EMPLOYEE BENEFIT PLANS

The Company has an employee savings and investment plan (401(k) Plan) which is available to all eligible employees meeting certain specified criteria. The Company makes an annual contribution on behalf of each participant at the discretion of the Board of Directors. Employer contributions vest over a four-year period. The Company made matching contributions of $311,510, $244,107 and $250,702 in 2002, 2001 and 2000, respectively.

11. STOCK OPTIONS

On August 25, 1998, the Company adopted the 1998 Employee Stock Option Plan, as from time-to-time amended, (the "Plan") under Section 422 of the Internal Revenue Code. The Plan reserved 1,200,000 shares of common stock for the benefit of employees of the Company at December 31, 2002, 2001 and 2000. During 2002, 2001 and 2000, 50,000, 25,000 and 509,000 options were granted to employees of the Company, respectively, none of which were exercised prior to December 31, 2002.

On August 25, 1998, the Company also adopted the 1998 Executive Stock Purchase Plan, as from time-to-time amended, (the "Executive Plan"). The Executive Plan reserved 4,400,000 shares of common stock for the benefit of executives of the Company at December 31, 2002 and 2001. There were no shares granted under the Executive Plan during 2002 or 2001. During 2000, 1,880,000 shares were granted to executives of the Company. None of these shares have been exercised.

All options outstanding under both plans, have exercise prices of $0.75 to $2.00 per share, subject to adjustment pursuant to stock splits, stock dividends or like changes in the capital structure of the Company. Options vest either after three or four years, ratably over a period of three to four years or upon the achievement of certain Targets. All unexercised options expire ten years from the date of the grant.

Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using the minimum fair value method and the following assumptions as of December 31:

                                2002         2001         2000
                                ----         ----         ----
Risk-free interest rate ...      3.67%           5%           6%
Dividend yield ............        --           --           --
Volatility factor .........        --           --           --
Expected life .............  10 YEARS      7 years      8 years

A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                             2002                             2001                             2000
                                             ----                             ----                             ----
                                                    WEIGHTED-                        WEIGHTED-                        WEIGHTED-
                                                    AVERAGE                          AVERAGE                          AVERAGE
                                                    EXERCISE                         EXERCISE                         EXERCISE
                                    OPTIONS          PRICE           OPTIONS          PRICE           OPTIONS          PRICE
                                    -------          -----           -------          -----           -------          -----
Balance at beginning of year ...   4,939,641       $      .97       5,002,741       $      .96       2,653,991       $      .91
Granted ........................      50,000             2.00          25,000             2.00       2,389,000             1.05
Exercised ......................          --               --              --               --              --               --
Forfeited ......................    (106,000)              --         (88,100)              --         (40,250)              --
                                   ---------       ----------       ---------       ----------       ---------       ----------
Balance at end of year .........   4,883,641       $      .98       4,939,641       $      .97       5,002,741       $      .96
                                   =========       ==========       =========       ==========       =========       ==========

                        OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                        -------------------                        -------------------
                                     WEIGHTED-
                      NUMBER          AVERAGE      WEIGHTED-       NUMBER          WEIGHTED-
                  OUTSTANDING AT     REMAINING      AVERAGE     OUTSTANDING AT     AVERAGE
                   DECEMBER 31      CONTRACTUAL    EXERCISE      DECEMBER 31       EXERCISE
                      2002          LIFE (YEARS)     PRICE          2002            PRICE
                      ----          ------------     -----          ----            -----
$0.75 .........     1,134,641          5.70          $0.75        1,134,641          $0.75
$1.00 .........     3,475,000          4.64          $1.00        1,593,750          $1.00
$1.42 .........       149,000          6.39          $1.42           57,500          $1.42
$2.00 .........       125,000          8.69          $2.00               --          $2.00
                    ---------                                     ---------
                    4,883,641          5.04          $0.98        2,785,891          $0.90
                    =========                                     =========

12. RELATED PARTY TRANSACTIONS

The Company entered into an agreement with a shareholder in December 2000, engaging them to provide certain corporate finance services. The agreement was negotiated at arms-length. There was $75,000 paid under the agreement during each of the years ended December 31, 2002 and 2001. There were no expenses paid in 2000.

13. FOREIGN OPERATIONS

The Company has operations in the United Kingdom, France, and Spain as well as a representative in China and Australia. The earnings of the combined foreign operations for the years ending December 31, 2002, 2001 and 2000 are $576,094, $885,498 and $267,897 respectively. The net exchange gain (loss) recognized in net income for the years ending December 31, 2002, 2001 and 2000 is $38,290, $(39,139) and $153,633 respectively.

14. SUBSEQUENT EVENT

In July 2003, the Company was party to a Merger Agreement which resulted in the Company becoming a wholly-owned subsidiary of Inveresk Research Group, Inc. At the time of the completion of this transaction, bonuses of $1.9 million were paid to certain employees of the Company, $3.6 million was paid by the Company to option holders in respect of the net gain on the outstanding options and $9.6 million was paid in respect of the redemption of the preference shares.

                           PharmaResearch Corporation

              Unaudited Condensed Consolidated Financial Statements

                     Six months ended June 30, 2003 and 2002


                                    CONTENTS

Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets
Condensed Consolidated Statements of Operations
Condensed Consolidated Statements of Redeemable Preferred Stock and
  Shareholders' Equity
Condensed Consolidated Statements of Cash Flows
Notes to Condensed Consolidated Financial Statements

                           PharmaResearch Corporation

                      Condensed Consolidated Balance Sheets

                                                                                       JUNE 30          December 31
                                                                                        2003               2002
                                                                                        ----               ----
                                                                                     (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents .....................................................   $  9,489,890       $  8,874,678
   Accounts receivable and unbilled services, net ................................     14,817,050          9,733,939
   Federal income tax deposit receivable .........................................      1,628,097          1,628,097
   Prepaid expenses and other current assets .....................................        737,746            725,986
   Deferred taxes ................................................................        143,648            143,648
                                                                                     ------------       ------------
Total current assets .............................................................     26,816,431         21,106,348
Property and equipment, net ......................................................      2,484,643          2,601,190
Deferred taxes ...................................................................        474,554            474,554
                                                                                     ------------       ------------
Total assets .....................................................................   $ 29,775,628       $ 24,182,092
                                                                                     ============       ============

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses .........................................   $  3,770,010       $  3,540,155
   Unearned income ...............................................................     11,965,353          6,861,655
   Obligations under capital leases ..............................................        109,661            206,152
   Income tax payable ............................................................        403,159            181,872
                                                                                     ------------       ------------
Total current liabilities ........................................................     16,248,183         10,789,834
Obligations under capital leases .................................................         10,925             37,545
Class A Redeemable Preferred Stock, 5,010,512 shares authorized, issued and
   outstanding at June 30, 2003 and December 31, 2002 ............................      9,576,217          9,300,486
Shareholders' equity:
   Common Stock, $.01 par value, authorized 20,000,000 shares, 7,511,291 shares
      issued and outstanding at June 30, 2003 and December 31, 2002 ..............         75,113             75,113
   Additional paid-in capital ....................................................        995,169            995,169
   Accumulated earnings ..........................................................      2,875,039          3,007,377
   Foreign currency translation adjustments ......................................         (5,018)           (23,432)
                                                                                     ------------       ------------
Total shareholders' equity .......................................................      3,940,303          4,054,227
                                                                                     ------------       ------------
Total liabilities, redeemable preferred stock and shareholders' equity ...........   $ 29,775,628       $ 24,182,092
                                                                                     ============       ============

See accompanying notes.

                           PharmaResearch Corporation

                 Condensed Consolidated Statements of Operations

                                   (Unaudited)

                                                SIX MONTHS ENDED JUNE 30
                                                ------------------------
                                                2003               2002
                                                ----               ----
Revenue: ................................   $ 21,369,196       $ 19,528,907

Cost and expenses:
   Direct costs .........................     13,331,184         10,342,730
   Selling, general and administrative ..      7,558,921          6,047,301
                                            ------------       ------------
                                              20,890,105         16,390,031
                                            ------------       ------------
Income from operations ..................        479,091          3,138,876

Other income (expense):
   Interest expense .....................        (11,110)           (88,299)
   Interest income ......................         63,446            115,002
   Other income (expense) ...............       (310,202)           110,631
                                            ------------       ------------
                                                (257,866)           137,334
                                            ------------       ------------
Income before income taxes ..............        221,225          3,276,210
Income taxes ............................         77,830          1,013,942
                                            ------------       ------------
Net income ..............................   $    143,395       $  2,262,268
                                            ============       ============


See accompanying notes.

                           PharmaResearch Corporation

         Condensed Consolidated Statements of Redeemable Preferred Stock
                            and Shareholders' Equity

                                                     CLASS A                                               OTHER
                                                    REDEEMABLE                ADDITIONAL  ACCUMULATED   COMPREHENSIVE     TOTAL
                                                    PREFERRED     COMMON       PAID-IN     EARNINGS        INCOME      SHAREHOLDERS'
                                                      STOCK        STOCK       CAPITAL     (DEFICIT)       (LOSS)         EQUITY
                                                      -----        -----       -------     ---------       ------         ------
Balance at December 31, 2002 ....................  $ 9,300,486  $    75,113  $   995,169  $ 3,007,377   $   (23,432)   $ 4,054,227
   Accretion of Class A Preferred Stock dividend       275,733           --           --     (275,733)           --       (275,733)
   Foreign currency translation .................           --           --           --           --        18,414         18,414
   Net income ...................................           --           --           --      143,395            --        143,395
                                                                                                                       -----------
   Comprehensive (loss) .........................           --           --           --           --            --       (113,924)
                                                   -----------  -----------  -----------  -----------   -----------    -----------
Balance at June 30, 2003 ........................  $ 9,576,219  $    75,113  $   995,169  $ 2,875,039   $    (5,018)   $ 3,940,303
                                                   ===========  ===========  ===========  ===========   ===========    ===========

Balance at December 31, 2001 ....................  $ 7,150,000  $    75,113  $   995,169  $ 2,057,218   $   (61,722)   $ 3,065,778

   Accretion of Class A Preferred Stock dividend     1,963,327           --           --   (1,963,327)           --     (1,963,327)
   Foreign currency translation .................           --           --           --           --       (45,761)       (45,761)
   Net income ...................................           --           --           --    2,262,268            --      2,262,268
                                                                                                                       -----------
   Comprehensive income .........................           --           --           --           --            --        253,180
                                                   -----------  -----------  -----------  -----------   -----------    -----------
Balance at June 30, 2002 ........................  $ 9,113,327  $    75,113  $   995,169  $ 2,356,159   $  (107,483)   $ 3,318,958
                                                   ===========  ===========  ===========  ===========   ===========    ===========

See accompanying notes.

                           PharmaResearch Corporation

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                           SIX MONTHS ENDED JUNE 30
                                                                                           ------------------------
                                                                                            2003               2002
                                                                                            ----               ----
OPERATING ACTIVITIES
Net income ..........................................................................   $    143,395       $  2,262,268
   Adjustments to reconcile net income to net cash provided by (used in) operating activities:
         Depreciation and amortization ..............................................        513,884            395,044
         Gain from release of debt ..................................................             --           (100,000)
         Changes in operating assets and liabilities:
              Accounts receivable ...................................................     (5,083,111)           292,283
              Prepaid expenses and other current assets .............................        (11,760)          (202,803)
              Accounts payable and accrued expenses .................................        133,363             76,437
              Income taxes payable ..................................................        221,287           (384,768)
              Unearned income .......................................................      5,103,699         (4,168,925)
                                                                                        ------------       ------------
Net cash provided by (used in) operating activities .................................      1,020,757         (1,830,464)

INVESTING ACTIVITIES
Purchases of property and equipment .................................................       (397,339)          (552,046)
                                                                                        ------------       ------------
Net cash used in investing activities ...............................................       (397,339)          (552,046)

FINANCING ACTIVITIES
Payment of long-term debt obligations ...............................................             --         (1,650,000)
Payment of capital lease obligations ................................................        (26,620)          (103,203)
                                                                                        ------------       ------------
Net cash used in financing activities ...............................................        (26,620)        (1,753,203)
                                                                                        ------------       ------------
Effect of exchange rate changes on cash .............................................         18,414            (45,765)
                                                                                        ------------       ------------
Net increase (decrease) in cash and cash equivalents ................................        615,212         (4,181,478)
Cash and cash equivalents at beginning of year ......................................      8,874,678         12,137,590
                                                                                        ------------       ------------
Cash and cash equivalents at end of year ............................................   $  9,489,890       $  7,956,112
                                                                                        ============       ============
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid .......................................................................   $     11,110       $     88,299
                                                                                        ============       ============

See accompanying notes.

                           PharmaResearch Corporation

              Notes to Condensed Consolidated Financial Statements

                                  June 30, 2003

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

PharmaResearch Corporation (the "Company"), was founded on March 31, 1995 and began operations on July 1, 1995. The Company's main focus is the conduct and management of clinical trials for the pharmaceutical and biotechnology industries in the therapeutic areas of antiviral, anti-infective, oncology, endocrinology, neurology, respiratory, dermatology, as well as biostatistics and data management, regulatory, phase IV studies and outcomes research.

BASIS OF PREPARATION

The accompanying condensed consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

The accompanying condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In accordance with those rules and regulations, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States ("GAAP") for complete financial statements.

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) considered necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The December 31, 2002 balance sheet was derived from audited financial statements, but does not include all disclosures required by GAAP. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements should be read in conjunction with the audited consolidated financial statements at and for the year ended December 31, 2002. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2003.

STOCK-BASED COMPENSATION

The Company accounts for its incentive stock option plan in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to recognize as expense the fair value of all stock-based awards on the date of grant, or continue to apply the provisions of Accounting Principles Board Opinion No. 25 ("APB 25") and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123." This statement amends FASB Statement No. 123 "Accounting for Stock- Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, this statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effects of the method used on reported results (see below). The standard is effective beginning with these financial statements and the provisions have been adopted herein.

STOCK-BASED COMPENSATION (CONTINUED)

Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below for the six months ended June 30:


                                                 2003               2002
                                              -----------------------------
       Net income:
         As reported                          $ 143,395         $ 2,262,268
         Pro forma                            $ 119,028         $ 2,178,641

2. SIGNIFICANT CUSTOMERS

Revenue from individual customers greater than 10% of total revenue is as follows:


                                              SIX MONTHS ENDED JUNE 30
                                              2003               2002
       Customer A                              22%                12%
       Customer B                              19%                26%

3. CREDIT ARRANGEMENTS AND DEBT

As of December 31, 2001, the Company entered into a $3 million line of credit agreement with a commercial bank. The line expires on July 31, 2003. Interest is payable monthly on outstanding balances beginning February 1, 2001. The line of credit bears interest at a rate per annum equal to the monthly LIBOR Index for the applicable interest period plus 2.25%. The note is collateralized by the Company's accounts receivable, equipment and cash. As of June 30, 2003 and December 31, 2002, there have been no borrowings on the line of credit.

The Company borrowed $1,750,000 from a shareholder. Interest was charged at the prime rate plus 1.5% and was payable quarterly. The loan was collateralized by the Company's accounts receivable, contracts and cash. As an inducement to investing in the Company, the shareholder subordinated his rights to repayment to the shareholders of the Company's Class A Preferred Stock. The loan could not be repaid until the Class A Preferred Stock is redeemed or the loan's maturity date which is the earlier of (a) September 1, 2002, assuming the Class A Preferred Stock has been redeemed, or (b) thirty (30) days following the closing of the Company's initial public offering of common stock.

During the six months ended June 30, 2002, an agreement waiving the subordination agreement was signed ("waiver"). Upon execution of the waiver, the shareholder agreed to accept $1,650,000 as full payment and total satisfaction of the debt. During the six months ended June 30, 2002, the Company paid $1,650,000 to pay off the outstanding debt. The gain from the modification of the original debt agreement is included in other income in the consolidated Statements of Operations for the six months ended June 30, 2002.

4. SHAREHOLDERS' EQUITY

The Company's authorized capital stock consists of 5,010,512 shares of Class A Redeemable Preferred Stock, par value $.01 per share ("Class A Preferred") and 20,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

Holders of Class A Preferred and Common Stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders, and the holders of both classes of stock vote together as a single class.

Holders of Class A Preferred are entitled to a preferential payment ("Yield") in the amount of 5% per year on the original cost paid for the shares ($1.427 per share). The Yield accumulates until such time as distributions are made by the Company as described in the following paragraph.

In the event that there exists any Unpaid Yield or Unreturned Original Cost with respect to any outstanding shares of Class A Preferred three months after the first to occur of (a) August 15, 2002, (b) the occurrence of a change in ownership, (c) an initial public offering with gross offering value of at least $20,000,000 or (d) bankruptcy, then the Corporation shall make, at the option of the holders of a majority of the Class A Preferred, a Distribution to the holders of Class A Preferred in an amount equal to the sum of the Unpaid Yield and Unreturned Original Cost of all shares of Class A Preferred then outstanding. After the payment of all accumulated and unpaid yield and the original cost of Class A Preferred, the Class A Preferred converts into Common Stock at a ratio of 1:1.

The accumulated Yield and the original cost of the Class A Preferred is reflected as a mezzanine debt in the condensed consolidated balance sheet. As of June 30, 2003 and December 31, 2002, the amounts of $2,426,219 and $2,150,486 respectively were recorded in respect of the accumulated Yield due related to the Class A Preferred Stock. This had increased to $2,463,333 by July 29, 2003 when the Corporation became a subsidiary of Inveresk Research Group, Inc. The whole amount of the preferred stock was redeemed immediately following the acquisition for a total consideration of $9,613,333 representing the aggregate of the Unpaid Yield and the Unreturned Original Cost.

There were 9,904,153 shares of common stock reserved as of June 30, 2003 and December 31, 2002 reserved for the following purposes:


      Benefit of employees under the Incentive and
        Executive Stock Option Plans                            4,893,641
      Redemption of the preferred shares outstanding            5,010,512
                                                                ---------
                                                                9,904,153

                                                                =========

5. STOCK OPTIONS

On August 25, 1998, the Company adopted the 1998 Employee Stock Option Plan, as from time-to-time amended, (the "Plan") under Section 422 of the Internal Revenue Code. The Plan reserved 1,200,000 shares of common stock for the benefit of employees of the Company at June 30, 2003 and December 31, 2002. During 2002, 50,000 options were granted to employees of the Company, respectively, none of which were exercised.

On August 25, 1998, the Company also adopted the 1998 Executive Stock Purchase Plan, as from time-to-time amended, (the "Executive Plan"). The Executive Plan reserved 4,400,000 shares of common stock for the benefit of executives of the Company at December 31, 2002 and 2001. There were no shares granted under the Executive Plan during the first six months of 2003 or 2002. None of these shares have been exercised.

All options outstanding under both plans, have exercise prices of $0.75 to $2.00 per share, subject to adjustment pursuant to stock splits, stock dividends or like changes in the capital structure of the Company. Options vest either after three or four years, ratably over a period of three to four years or upon the achievement of certain Targets. All unexercised options expire ten years from the date of the grant.

Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using the minimum fair value method and the following assumptions as of December 31:


                                                           2002           2001
                                                          ---------------------
    Risk-free interest rate                                  3.67%           5%
    Dividend yield                                               -            -
    Volatility factor                                            -            -
    Expected life                                         10 YEARS      7 years

6. RELATED PARTY TRANSACTIONS

The Company entered into an agreement with a shareholder in December 2000, engaging them to provide certain corporate finance services. The agreement was negotiated at arms-length. There was $25,000 paid under the agreement during the six months ended June 30, 2002.

7. FOREIGN OPERATIONS

The Company has operations in the United Kingdom, France, and Spain as well as a representative in China and Australia. The earnings of the combined foreign operations for the six months ended June 30, 2003 and 2002 are $46,187 and $741,755, respectively. The net exchange gain (loss) recognized for the six months ended June 30, 2003 and 2002 is $18,414 and $(45,761).

8. SUBSEQUENT EVENT

In July 2003, the Company was party to a Merger Agreement which resulted in the Company becoming a wholly-owned subsidiary of Inveresk Research Group, Inc. At the time of the completion of this transaction, bonuses of $1.9 million were paid to certain employees of the Company, $3.6 million was paid by the Company to option holders in respect of the net gain on the outstanding options and $9.6 million was paid in respect of the redemption of the preference shares.

        (B) UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The Unaudited Pro forma Financial Information gives give effect to our acquisition of PharmaResearch Corporation ("PharmaResearch"). The Unaudited Pro forma Statement of Operations give effect to our acquisition of PharmaResearch as if it had occurred at the beginning of the period. The Unaudited Pro forma Balance Sheet data gives effect to our acquisition of PharmaResearch as if it had been completed on June 30, 2003.

    The Unaudited Pro forma Financial Data is based on assumptions and adjustments described in the accompanying notes. The Unaudited Pro forma Financial Data does not purport to represent what our actual results of operations or financial position would have been had the acquisition occurred on the respective dates assumed or what our operating results will be for any future period. No effect has been included for synergies, if any, that may have been realized through the acquisition.

    The acquisition has been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisition. These amounts have been recorded based upon preliminary estimates as of such dates.

    The acquisition was financed through borrowings on a new $150 million syndicated bank credit facility that we entered into in July 2003. We repaid all borrowings under our prior bank credit facility with proceeds from the new credit facility. The Unaudited Pro forma Financial Data does not reflect the impact of the repayment of the prior bank credit facility or the write off of the unamortized debt financing costs associated with the prior credit facility.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2002


                                                                              PRE                       INTEREST ON
                                                                          ACQUISITION                    ADDITIONAL
                                                            HISTORICAL     RESULTS OF  AMORTIZATION    BORROWINGS USED
                                                             INVERESK       PHARMA          OF         TO FINANCE THE
                                                              GROUP(1)    RESEARCH(2)  INTANGIBLES(3)  ACQUISITION (4)   PRO FORMA
                                                            ----------    -----------  --------------  ---------------   ---------
                                                                                     (DOLLARS IN THOUSANDS)
Net service revenues......................................  $   222,462     $ 40,599    $       -          $      -     $   263,061
Direct costs excluding depreciation.......................     (110,099)     (23,050)           -                 -        (133,149)
                                                            -----------     --------    ---------          --------     -----------
                                                                112,363       17,549            -                 -         129,912
Selling, general and administrative expenses:
    Compensation expense in respect of share options and
    management equity incentives..........................      (53,020)           -            -                 -         (53,020)
    U.K. stamp duty taxes arising on change of ultimate
    parent company........................................       (1,545)           -            -                 -          (1,545)
    Other selling, general and administrative expenses ...      (56,455)     (11,640)           -                 -         (68,095)
                                                            -----------     --------    ---------          --------     -----------
Total selling, general and administrative expenses .......     (111,020)     (11,640)           -                 -        (122,660)
Depreciation..............................................      (10,315)        (999)           -                 -         (11,314)
Amortization of intangibles...............................            -            -       (1,391)                -          (1,391)
                                                            -----------     --------    ---------          --------     -----------
Income (loss) from operations.............................       (8,972)       4,910       (1,391)                -          (5,453)
Interest income (expense), net............................      (11,312)          91            -            (1,317)(a)     (12,538)
                                                            -----------     --------    ---------          --------     -----------
Income (loss) before income taxes.........................      (20,284)       5,001       (1,391)           (1,317)        (17,991)
Provision for income taxes................................       (6,144)      (1,900)         336               395 (b)      (7,313)
                                                            -----------     --------    ---------          --------     -----------
Net income (loss) from continuing operations .............  $   (26,428)    $  3,101    $  (1,055)         $   (922)    $   (25,304)
                                                            ===========     ========    =========          ========     ===========
Earnings (loss) per share
    Basic.................................................  $     (0.89)                                                $     (0.85)
    Diluted...............................................  $     (0.89)                                                $     (0.85)

Number of shares used in calculating earnings (loss) per share

    Basic.................................................   29,735,957                                                  29,735,957
    Diluted...............................................   29,735,957                                                  29,735,957

Notes to Unaudited Pro Forma Statement of Operations

(1)    Represents our historical results for the year ended December 31, 2002.

(2) Represents the historical results of PharmaResearch for the year ended December 31, 2002. Depreciation expense of $999,000 has been reclassified out of selling, general and administrative expense and $112,000 of other income has been reclassified to selling, general and administrative expenses. These reclassifications were made to provide a classification consistent with our historical results.

(3) Reflects the amortization of acquired intangible assets and related income tax effects. The initial purchase price allocation resulted in intangible assets of $2.8 million and a related deferred taxation liability of $0.7 million. The intangible assets will be amortized over 2 years. The actual impact on income may change upon the finalization of the purchase price allocation. The effect of any changes will depend on the nature and the amounts of assets or liabilities adjusted.

(4)(a) Represents the interest expense associated with the additional borrowings of $43.9 million used to finance the acquisition. The additional borrowings incur interest at LIBOR plus 1.75% and the LIBOR rate applied for the year ended December 31, 2002 was 1.25%.

(4)(b) The income tax effect is $0.4 million, calculated at the UK tax rate of 30% applied to the $1.3 million of interest expense.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2003


                                                                             PRE                         INTEREST ON
                                                                         ACQUISITION                     ADDITIONAL
                                                            HISTORICAL    RESULTS OF    AMORTIZATION   BORROWINGS USED
                                                             INVERESK       PHARMA           OF        TO FINANCE THE
                                                              GROUP(1)    RESEARCH(2)  INTANGIBLES(3)  ACQUISITION (4)    PRO FORMA
                                                            ----------   ------------  --------------  ---------------    ---------
                                                                                    (DOLLARS IN THOUSANDS)
Net service revenues.....................................  $   124,719      $ 21,369     $     -           $     -      $   146,088
Direct costs excluding depreciation......................      (63,357)      (13,331)          -                 -          (76,688)
                                                           -----------      --------     -------           -------      -----------
                                                                61,362         8,038           -                 -           69,400
Selling, general and administrative expenses:

    Share offering expenses..............................         (658)            -           -                 -             (658)
    Other selling, general and administrative expenses...      (33,154)       (7,355)          -                 -          (40,509)
                                                           -----------      --------     -------           -------      -----------
                                                                                   -           -                 -
Total selling, general and administrative expenses.......      (33,812)       (7,355)          -                 -          (41,167)
Depreciation.............................................       (6,038)         (514)          -                 -           (6,552)
Amortization of intangibles..............................            -             -        (695)                -             (695)
                                                           -----------      --------     -------           -------      -----------
Income (loss) from operations............................       21,512           169        (695)                -           20,986
Interest income (expense), net...........................       (1,815)           52           -              (549)(a)       (2,312)
                                                           -----------      --------     -------           -------      -----------
Income (loss) before income taxes........................       19,697           221        (695)             (549)          18,674
Provision for income taxes...............................       (2,161)          (78)        168               165 (b)       (1,906)
                                                           -----------      --------     -------           -------      -----------
Net income (loss) from continuing operations.............  $    17,536      $    143     $  (527)         $   (384)     $    16,768
                                                           ===========      ========     =======          ========      ===========
Earnings (loss) per share
    Basic................................................  $      0.48                                                  $      0.46
    Diluted..............................................  $      0.47                                                  $      0.45

Number of shares used in calculating earnings
  (loss) per share
    Basic................................................   36,217,809                                                   36,217,809
    Diluted..............................................   37,489,490                                                   37,489,490

Notes to Unaudited Pro Forma Statement of Operations

(1)    Represents our historical results for the six months ended June 30, 2003.

(2) Represents the historical results of PharmaResearch for the six months ended June 30, 2003. Depreciation expense of $514,000 has been reclassified out of selling, general and administrative expense and $310,000 of other income has been reclassified to selling, general and administrative expenses. These reclassifications were made to provide a classification consistent with our historical results.

(3) Reflects the amortization of acquired intangible assets and related income tax effects. The initial purchase price allocation resulted in intangible assets of $2.8 million and a related deferred taxation liability of $0.7 million. The intangible assets will be amortized over 2 years. The actual impact on income may change upon the finalization of the purchase price allocation. The effect of any changes will depend on the nature and the amounts of assets or liabilities adjusted.

(4)(a) Represents the interest expense associated with the additional borrowings of $43.9 million used to finance the acquisition. The additional borrowings incur interest at LIBOR plus 1.75% and the LIBOR rate applied for the six months ended June 30, 2003 was 0.75%.

(4)(b) The income tax effect is $0.2 million, calculated at the UK tax rate of 30% applied to the $0.5 million of interest expense.

                        UNAUDITED PRO FORMA BALANCE SHEET

                                AS OF JUNE, 2003


                                                                                  PHARMA
                                                    HISTORICAL                   RESEARCH     PHARMA      ACQUISITION
                                                     INVERESK      PHARMA        OPTIONS      RESEARCH    ADJUSTMENTS
                                                     GROUP(1)    RESEARCH(2)   EXERCISE(3)   BONUSES(4)        (5)       PRO FORMA
                                                    ----------   -----------   -----------   ----------   -----------    ---------
ASSETS

CURRENT ASSETS:

Cash and cash equivalents.....................      $   21,829   $   9,490      $ (3,613)    $  (1,944)    $     -       $  25,762
Other current assets..........................          77,705      17,326             -             -       2,063(a)       97,094
                                                    ----------   ---------      ---------    ---------     -------       ---------
    Total current assets......................          99,534      26,816        (3,613)       (1,944)      2,063         122,856
Property, plant and equipment, net............         118,959       2,485             -             -           -         121,444
Intangible assets.............................         141,812           -             -             -      34,550(b)      176,362
Deferred income taxes.........................               -         474             -             -           -             474
Other assets..................................             478           -             -             -           -             478
                                                    ----------   ---------      ---------    ---------     -------       ---------
                                                    $  360,783   $  29,775      $ (3,613)    $  (1,944)    $36,613       $ 421,614
                                                    ==========   =========      =========    ==========    =======       =========

LIABILITIES AND EQUITY

Total current liabilities.....................      $   86,046   $  16,248      $      -     $       -     $     -       $ 102,294
Deferred income taxes.........................          23,931           -             -             -         672(c)       24,603
Long term debt................................          50,560           -             -             -      43,900(d)       94,460
Other liabilities.............................               -          11             -             -           -              11
Defined benefit pension plan obligation.......          14,441           -             -             -           -          14,441
Preferred stock...............................               -       9,576             -             -      (9,576)(e)           -
SHAREHOLDERS' EQUITY:
Total shareholders' equity ...................         185,805       3,940        (3,613)       (1,944)      1,617(f)      185,805
                                                    ----------   ---------      ---------    ---------     -------       ---------
                                                    $  360,783   $  29,775      $ (3,613)    $  (1,944)    $36,613       $ 421,614
                                                    ==========   =========      =========    ==========    =======       =========

Notes to Unaudited Pro forma Balance Sheet

(1)   Represents our unaudited consolidated balance sheet as of June 30, 2003.

(2) Represents the unaudited consolidated balance sheet of PharmaResearch as of June 30, 2003.

(3) Reflects the cash used by PharmaResearch to repurchase stock options from the employees at the time of the acquisition.

(4) Reflects cash paid by PharmaResearch to pay bonuses to certain employees at the time of the acquisition.

(5)   Acquisition adjustments:

      a) Represents the tax benefit associated with the payments discussed in notes 3 and 4 of the unaudited pro forma balance sheet, at an assumed rate of 30%.

      b) Represents the intangible assets of $2.8 million and goodwill of $31.7 million resulting from the acquisition of PharmaResearch. The purchase price is subject to adjustment based on the final working capital of PharmaResearch and the allocation of purchase price is based on a preliminary allocation. There may be a change in the final intangible assets and goodwill based on any revisions resulting from either a revision to the purchase price or a change in the final purchase price allocation.

      c) Represents the deferred income tax liability associated with the intangible assets of $2.8 million referred to in b).

      d) Represents the borrowings associated with the acquisition of PharmaResearch.

      e) Represents the repurchase of preferred shares of PharmaResearch. The seller was required under the acquisition agreement to repurchase these preferred shares with the proceeds of the sale.

      f) Represents the elimination of the historical shareholders' equity of PharmaResearch.

We will incur certain restructuring costs as a consequence of the acquisition and the integration of the PharmaResearch business into our existing business. These costs are estimated to amount to $1.8 million principally relating to costs associated with the vacation of the PharmaResearch Morrisville premises, integration of certain European offices and severance costs of certain employees. The above pro forma information does not reflect any adjustments in respect of these restructuring costs.

         (C)      EXHIBITS

                  99.1     Independent Auditors' Consent

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Date: September 25, 2003       INVERESK RESEARCH GROUP, INC.


                                     By:      /s/  D.J. Paul E. Cowan
                                           -------------------------------------
                                           D. J. Paul E. Cowan
                                           Chief Financial Officer and Treasurer

                                  EXHIBIT INDEX


 Exhibit No.

     99.1       Independent Auditors' Consent.